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                                                                       Exhibit 5

The Directors
Cordiant Communications Group plc
121-141 Westbourne Terrace
London
W2 6JR

                                                     Our Ref:     MHL/WD/555974
                                                     Direct Line: 020 7849 2539
                                                     E-mail: mhl@macfarlanes.com

4 February 2000



Dear Sirs

REGISTRATION STATEMENT ON FORM-4

As English solicitors for Cordiant Communications Group plc, a public limited company incorporated under the laws of England and Wales ("the Company"), we have been requested to render this opinion in connection with the proposed registration under the United States Securities Act 1933, as amended ("the Securities Act"), of Ordinary Shares of 50p each in the capital of the Company ("the Ordinary Shares") to be issued in connection with the Agreement and Plan of Merger dated as of 9 November 1999 made by and among the Company, Healthworld Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub") and Healthworld Corporation ("Healthworld"), as amended by an Amendment Agreement dated 2 February 2000 among the same parties ("the Merger Agreement"), providing for the merger of Healthworld Acquisition Corp, a wholly-owned subsidiary of the Company, with and into Healthworld.

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1                 For the purpose of this opinion we have examined copies,
                  certified or otherwise authenticated to our satisfaction, of:-

1.1 the Certificate of Incorporation and each Certificate of Incorporation on change of name of the Company;

1.2 the Memorandum of Association and Articles of Association of the Company;

1.3               the Merger Agreement; and

1.4 such records of proceedings of the Board of Directors of the Company, records of public officials and other documents as we have deemed necessary or appropriate under the circumstances.
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                  We have assumed the genuineness of all signatures, the
                  authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

2                 For the purpose of this opinion we have also assumed that:-

2.1 the Extraordinary General Meeting of the Company to be held in connection with the Transaction ("the EGM") will be convened by the posting of the Circular and Listing Particulars of the Company in the form exhibited to the Registration Statement to shareholders of the Company entitled to receive notice of general meetings not less than twenty-one clear days prior to the date fixed for the EGM and that Resolution 1 ("the Resolution") set out in that notice will be duly passed at the EGM and not subsequently amended or revoked prior to the allotment and issuance of the Ordinary Shares;

2.2 prior to the allotment and issue of the Ordinary Shares there shall have been delivered to the Company a report in accordance with Sections 103 and 108 of the Companies Act 1985 ("the Report") and a copy of the Report shall have been delivered to the Exchange Agent (as such term as defined in the Merger Agreement), whether before or after the EGM; and

2.3 following the passing of the Resolution and delivery of the Report as described above, a meeting of the Board of Directors or a duly authorised and constituted Committee thereof will be duly convened and held and will duly resolve to allot and issue the Ordinary Shares and such resolution(s) will not subsequently be amended or revoked prior to the allotment and issuance of the Ordinary Shares.

3 On the basis of and subject to the foregoing, we are of the opinion that the Ordinary Shares will, when issued pursuant to and in accordance with the Merger Agreement, be legally and validly issued, fully paid and non-assessable (ie. no further contribution in respect of the Ordinary Shares will be required to be made to the Company by the holders thereof, by reason only of their being such holders).
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This opinion is limited to the law of England and Wales as currently in effect and applied by the courts thereof and is given on the basis that this opinion will be governed by and construed in accordance with such law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus-Proxy Statement contained therein under the heading "Certain Legal Matters". In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/Macfarlanes